Exhibit 5.1

January 10, 2008

Board of Directors
Zynex Medical Holdings, Inc.
8022 Southpark Circle, Suite 100
Littleton, Colorado 80120

To the Board of Directors:

This opinion is being delivered in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act of 1933, as amended, in connection with the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to 3,000,000 shares of Common Stock, par value $.001 per share (the “Shares”), of Zynex Medical Holdings, Inc., a Nevada corporation (the “Company”), that may be issued pursuant to the Company’s 2005 Stock Option Plan (the “Plan”), approved by the Board on January 3, 2005 and by stockholders on December 30, 2005.

As counsel for the Company, we are familiar with the actions taken by the Board of Directors of the Company to adopt the Plan.  We have examined and are familiar with the Company’s Articles of Incorporation, Bylaws and various corporate records and procedures relating to the Company’s incorporation.  We also have examined such other matters and have made such other inquiries as we deem relevant to our opinions expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We are of the opinion that the Shares of the Company, when issued in accordance with the Plan, will be legally issued and validly outstanding shares of the Common Stock of the Company, fully paid and non-assessable; provided that the consideration for each share is not less than the par value thereof.

The opinions expressed herein concern the current laws of the United States of America and the State of Nevada and do not include an interpretation or statement concerning the laws of any other state or jurisdiction.  Our opinion is limited to the specific matters expressed above.  The opinions contained in this letter are rendered as of the date of this letter, and we undertake no, and hereby disclaim any, obligation to advise you of any change in or new developments which may affect any matter or opinion set forth in this letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Company’s Registration Statement on Form S-8.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP